Exhibit 99.1

CONTACTS:	Dennis Oates	Douglas McSorley	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS STRONG 2010 SECOND QUARTER RESULTS

- Sales of $51.3 Million Are Up 48% from 1Q10 -

- EPS is $0.61 versus $0.21 in 1Q10 -

- Backlog Totals $46 Million versus $53 Million for 1Q10 -

BRIDGEVILLE, PA, July 28, 2010 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the second quarter of 2010 were $51.3 million compared with $30.8 million in the second quarter of 2009 and $34.7 million in the 2010 first quarter.

Net income for the second quarter of 2010 was $4.2 million, or $0.61 per diluted share. For the second quarter of 2009, the Company reported a net loss of $0.4 million, or $0.06 per diluted share, which included a negative tax adjustment equivalent to $0.11 per share. In the first quarter of 2010, net income was $1.4 million, or $0.21 per diluted share.

The Company recorded negative cash flow from operations of $0.8 million for the second quarter of 2010 after adjusting for a $4.1 million tax refund. This compares with positive cash flow of $12.7 million in the second quarter of 2009 and negative cash flow of $2.8 million for the first quarter of 2010. Cash flow has decreased in 2010 due to the Company’s investment in managed working capital to support increased sales activity. Capital expenditures were $2.3 million, including $1.2 million for a melt shop upgrade project, which is expected to be completed in the current quarter. At June 30, 2010, the Company had cash of $34.7 million and total debt of $12.2 million.

The Company noted that shipment volume continued to improve in the second quarter of 2010 and volume shipped to the end markets of aerospace, power generation, petrochemical and service center plate increased 48%, 48%, 38% and 27%, respectively, over the first quarter of 2010.

President and CEO Dennis Oates commented: “Market demand continued to recover in the second quarter. Our strong on-time performance and improved lead times helped win additional business and we made more progress in penetrating new segments of our markets. Sales rose to the highest level in 6 quarters and our company-wide operating margin reached 12.5% of sales, nearly double the level of the 2010 first quarter and the highest level in 11 quarters. In addition to the higher volumes, our increased profitability was due to cost reductions from ongoing process improvements and recent capital investments. We intend to make further progress in improved quality and reduced costs.

“Due to the uncertainty in general economic activity and raw material pricing, our customers remain cautious, which is reflected in some moderation in backlog. While our backlog of $46 million is up significantly from last year, it is down from $53 million at the end of the first quarter. We currently expect sequential sales growth for the balance of the year to be modest.”

Segment Review

For the second quarter of 2010, the Universal Stainless & Alloy Products segment had sales of $49.7 million and operating income of $6.8 million, yielding an operating margin of 13.7% of sales. This compares with sales of $26.9 million and operating income of $0.9 million, or 3.5% of sales, in the second quarter of 2009. In the first quarter of 2010, sales were $31.2 million and operating income was $1.9 million, or 6.2% of sales.

Segment sales rose 85% from the second quarter of 2009 on a 72% increase in tons shipped mainly due to substantially higher shipments to rerollers and of plate products to service centers along with higher sales to forgers. Segment sales increased 59% from the first quarter of 2010 on a 46% increase in tons shipped also due to higher shipments to rerollers, including sales to the Dunkirk segment, service centers and forgers.

The Dunkirk Specialty Steel segment recorded sales of $13.9 million and operating income of $1.3 million for the second quarter of 2010, yielding an operating margin of 9.2% of sales. This compares with sales in the second quarter of 2009 of $10.2 million and an operating loss of $0.4 million. In the first quarter of 2010, sales were $10.4 million and operating income was $325,000, or 3.1% of sales.

Dunkirk’s sales increased 36% from the second quarter of 2009 on approximately the same number of tons shipped due a favorable product mix shift and higher selling prices. Dunkirk’s sales increased 33% from the first quarter of 2010 on a 12% increase in tons shipped, mainly due to higher shipments to service centers and higher selling prices.

Webcast

A simultaneous webcast of the Company’s conference call discussing the second quarter of 2010, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2010.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels, in a wide variety of grades, widths and gauges to customer specifications. The Company’s products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers for use in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Our specialty bar facilities have one of the broadest and diverse size range and product capabilities in the industry. Established in 1994, our experience, technical expertise, and dedicated workforce stand committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company’s current and future litigation and regulatory matters. The Company’s actual results in future periods also may be impacted by various economic and market risk and uncertainties, many of which are beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share information)

(Unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2010	2009	2010	2009
Net Sales

Stainless steel	$36,715	$25,648	$60,747	$59,410
Tool steel	8,863	1,563	15,038	4,892
High-strength low alloy steel	2,985	2,367	4,997	5,110
High-temperature alloy steel	1,396	876	3,288	2,895
Conversion services	781	292	1,192	596
Other	551	17	708	46

Total net sales	51,291	30,763	85,970	72,949
Cost of products sold	41,594	28,092	71,354	71,956
Selling and administrative expenses	3,291	2,106	5,951	6,843

Operating income (loss)	6,406	565	8,665	(5,850)
Interest expense	(112)	(27)	(208)	(51)
Other income	1	35	1	65

Income (loss) before taxes	6,295	573	8,458	(5,836)
Income tax provision (benefit)	2,140	973	2,876	(1,610)

Net income (loss)	$4,155	$(400)	5,582	(4,226)

Earnings (loss) per share – Basic	$0.61	$(0.06)	$0.82	$(0.63)

Earnings (loss) per share – Diluted	$0.61	$(0.06)	$0.82	(0.63)

Weighted average shares of Common Stock outstanding
Basic	6,774,653	6,751,739	6,773,995	6,742,012
Diluted	6,853,372	6,751,739	6,847,078	6,742,012

MARKET SEGMENT INFORMATION

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2010	2009	2010	2009
Net Sales

Service centers	$23,774	$13,117	$41,005	$30,649
Forgers	13,127	10,420	23,111	23,391
Rerollers	8,892	1,960	12,552	7,964
Original equipment manufacturers	3,568	3,797	5,998	8,196
Wire redrawers	598	1,160	1,421	2,107
Conversion services	781	292	1,192	596
Other	551	17	691	46

Total net sales	$51,291	$30,763	$85,970	$72,949

Tons shipped	11,795	6,855	20,250	16,448

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2010	2009	2010	2009
Net Sales

Stainless steel	$26,701	$18,234	$43,940	$44,229
Tool steel	8,716	1,531	14,644	4,739
High-strength low alloy steel	935	647	1,384	1,662
High-temperature alloy steel	629	393	1,220	1,127
Conversion services	556	206	843	394
Other	510	11	664	40

	38,047	21,022	62,695	52,191
Intersegment	11,660	5,857	18,255	11,373

Total net sales	49,707	26,879	80,950	63,564
Material cost of sales	23,732	10,445	37,889	30,711
Operation cost of sales	16,937	14,131	30,311	30,591
Selling and administrative expenses	2,252	1,354	4,030	5,227

Operating income (loss)	$6,786	$949	$8,720	$(2,965)

Dunkirk Specialty Steel Segment

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2010	2009	2010	2009
Net Sales

Stainless steel	$10,014	$7,414	$16,807	$15,181
Tool steel	147	32	394	153
High-strength low alloy steel	2,050	1,720	3,613	3,448
High-temperature alloy steel	767	483	2,068	1,768
Conversion services	225	86	349	202
Other	42	6	45	6

	13,245	9,741	23,276	20,758
Intersegment	671	465	1,071	830

Total net sales	13,916	10,206	24,347	21,588
Material cost of sales	7,857	6,345	13,812	15,139
Operation cost of sales	3,741	3,493	7,010	7,718
Selling and administrative expenses	1,040	752	1,922	1,616

Operating income (loss)	$1,278	$(384)	$1,603	$(2,885)

CONSOLIDATED BALANCE SHEET

	June 30, 2010	December 31, 2009
Assets

Cash	$34,743	$42,349
Accounts receivable, net	30,393	17,028
Inventory, net	55,648	41,322
Other current assets	5,244	9,344

Total current assets	126,028	110,043
Property, plant & equipment, net	70,332	70,085
Other assets	1,450	1,586

Total assets	$197,810	$181,714

Liabilities and Stockholders’ Equity

Trade accounts payable	$14,407	$7,783
Outstanding checks in excess of bank balance	367	734
Accrued employment costs	4,541	1,178
Current portion of long-term debt	2,834	2,223
Other current liabilities	1,530	553

Total current liabilities	23,679	12,471
Long-term debt	9,403	10,823
Deferred taxes	14,125	14,049
Other liabilities	316	145

Total liabilities	47,523	37,488
Stockholders’ equity	150,287	144,226

Total liabilities and stockholders’ equity	$197,810	$181,714

CONSOLIDATED STATEMENT OF CASH FLOW DATA

For the Six-month Period Ended June 30,

	2010	2009
Cash flows provided by operating activities:
Net income (loss)	$$5,582	$(4,226)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	2,666	2,338
Deferred tax increase (decrease)	171	(262)
Stock based compensation expense	569	499
Tax benefit from share-based payment arrangements	(8)	(86)
Changes in assets and liabilities:
Accounts receivable, net	(13,365)	13,166
Inventory	(14,326)	18,047
Trade accounts payable	6,624	(11,850)
Accrued employment costs	3,363	(1,286)
Accrued income taxes	5,211	(241)
Other, net	(92)	(807)

Cash flow (used in) provided by operating activities	(3,605)	15,292

Cash flow used in investing activities:
Proceeds from sale of fixed assets	17
Capital expenditures	(3,421)	(7,645)

Cash flow used in investing activities	(3,404)	(7,645)

Cash flows provided by financing activities:
Long-term debt issuance	—	12,000
State grant funding purchase of new equipment	500	—
Long-term debt repayments	(808)	(199)
Net change in outstanding checks in excess of bank balance	(367)	(176)
Deferred financing costs	—	(84)
Proceeds from issuance of common stock	70	313
Tax benefit from share-based payment arrangements	8	86

Cash flow (used in) provided by financing activities	(597)	11,940

Net cash flow	$(7,606)	$19,587